DEAN HELLER                    CERTIFICATE OF AMENDMENT
Secretary of State           (PURSUANT TO NRS 78.385 AND 78.390)

101 North Carson Street, Suite 3
Carson Street, Nevada 89701-4786
(775) 684-5708

IMPORTANT : READ ATTACHED INSTRUCTIONS BEFORE COMPLETING FORM.


         CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                   FOR NEVADA PROFIT CORPORATIONS
     (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)
                         REMIT IN DUPLICATE

     1. Name of Corporation: Page Active Holdings, Inc. # 13879-1992

     2. The articles have been amended as follows (provide article numbers, if available);

First :             Name

     1. THE NAME OF THE CORPORATION SHALL BE: TRIVANTAGE GROUP, INC.

Fourth:             CAPITAL STOCK

     1. CLASSES AND NUMBER OF SHARES: The total number of all classes of stock which the Corporation shall have authority to issue is Three Hundred Ten Million (310,000,000) consisting of Three Hundred Million (300,000,000) Shares of Common Stock, par value of $0.001 per share (theCommon Stock) and Ten Million (10,000,000) shares of Preferred Stock, par value of $0.001 per share (the Preferred Stock)

     3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporate have voted in favor of the amendment is 53%

     4. Signatures (required)


     /s/ Earl T. Shannon, President             /s/ Earl T. Shannon, Secretary


* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise, required, of the holder of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.


Nevada Secretary of State Form 78.385 PROFIT AMENDMENT 1999.01 Revised on:
03/07/00